Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Turo Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(o)	$100,000,000	0.0000927	$9,270

	Total Offering Amounts			$100,000,000

	Total Fees Previously Paid			$9,270

	Total Fee Offsets			—

	Net Fee Due			—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.